Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-248544, Form S-3 No. 333-102012, Form S-3 No. 333-81199, Form S-8 No. 333-255994, Form S-8 No. 333-203580, Form S-8 No. 333-193364, Form S-8 No. 333-175808, Form S-8 No. 333-113842, Form S-8 No. 333-113839 and Form S-8 No. 333-228455) of Atlantic Union Bankshares Corporation of our reports dated March 15, 2024, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of American National Bankshares Inc., which appear in Exhibit 99.1 to this Current Report on Form 8-K/A.

/s/ YOUNT, HYDE & BARBOUR, P.C.

Richmond, Virginia

April 18, 2024